Exhibit 99.1

IMPORTANT NOTICE

To:	Directors and Executive Officers of Hancock Holding Company

From:	Hancock Holding Company

Date:	August 20, 2012

Re:	Notice of Blackout Period

Hancock Holding Company (“Hancock”) intends to implement certain administrative changes to the Hancock Bank Savings and Investment Plan (the “401(k) plan”), including a change to the platform as well as offering additional investment and distribution options. These changes will require that a “blackout period” be imposed on participants in Hancock’s 401(k) plan. Under the Sarbanes-Oxley Act of 2002 and applicable SEC regulations, directors and executive officers of Hancock are generally prohibited from engaging in transactions involving Hancock equity securities (including options and other derivatives based on Hancock stock) while 401(k) plan participants are subject to this blackout period. Last week, Hancock notified 401(k) plan participants of the blackout period. A copy of that notice is attached.

1. Duration of the Blackout Period. Because of the changes to the 401(k) plan, the blackout period will start after the market closes on September 13, 2012, and will continue through your previously-scheduled blackout period, which will end October 30, 2012. The 401(k) blackout was scheduled to coincide with the regular blackout to which you are subject. Participants in the 401(k) plan are expected to come out of blackout on September 21, 2012, but your blackout will continue according to our regular schedule. We have the right to extend the 401(k) participants’ blackout period if we need additional time to complete the administrative changes to the 401(k) plan although we do not anticipate that will be necessary. We will notify you and the participants if that occurs.

2. Prohibited Transactions. During the blackout period, you are generally prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any “equity security” of Hancock. Prohibited transactions include, but are not limited to, open market purchases and sales of equity and derivative securities, including stock option exercises and sales of restricted stock. The trading restrictions also apply to members of your immediate family who share your household and any entities that you may be deemed to, directly or indirectly, share beneficial ownership with (such as a trust, family partnership or similar entity).

Certain transactions are exempt from the blackout period trading prohibition. For example, purchases and sales under 10b5-1(c) trading plans are permitted (so long as you do not make or modify your election during the blackout period or when you are aware of the dates of the blackout period). Also, the blackout period trading prohibition does not apply to any acquisition or disposition of equity or derivative securities involving bona fide gifts or transfers by will or the laws of descent and distribution. If you have any questions about whether a particular transaction may be exempt, please call Tricia Loupe at the number listed below.

3. Securities Covered by the Blackout Period. The blackout period trading prohibition covers equity and derivative securities you acquired or may acquire “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities you acquired under a compensatory plan or contract (such as under a stock option or a restricted stock award)

as a director or executive officer, or securities you acquired as a direct or indirect inducement to service as a director or to employment as an executive officer.

Equity and derivative securities acquired outside of your service as a director or executive officer (such as shares you acquired when employed by Hancock before you were an executive officer) are not covered. If you hold both covered securities and non-covered securities, however, any sale or other transfer of securities by you during the blackout period will be treated as a transaction involving covered securities, unless you can identify the source of the sold securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements). Given the applicable rules and the short time period involved, we recommend that you avoid any change in your beneficial ownership of Hancock equity and derivative securities during the blackout period.

4. Penalties. If you (or any related person covered by the blackout period) engage in a transaction that violates these rules, the profits from the transaction will be recoverable in a lawsuit by Hancock or one of its shareholders. You are also subject to civil and criminal penalties.

THE RULES SUMMARIZED ABOVE ARE COMPLEX, AND THE CRIMINAL AND CIVIL PENALTIES THAT COULD BE IMPOSED UPON DIRECTORS AND EXECUTIVE OFFICERS WHO VIOLATE THEM COULD BE SEVERE. TO AVOID ANY INADVERTENT VIOLATIONS OF THE BLACKOUT PERIOD RESTRICTIONS, YOU ARE REQUIRED TO PRE-CLEAR WITH HANCOCK ANY TRANSACTIONS IN HANCOCK SECURITIES DURING THE BLACKOUT PERIOD. TO OBTAIN PRE-CLEARANCE OR FOR ADDITIONAL INFORMATION ABOUT THE BLACKOUT PERIOD RESTRICTIONS, PLEASE CONTACT:

Hancock Holding Company

Attn.: Tricia Loupe

One Hancock Plaza

2510 14th Street

Gulfport, Mississippi 39501

(504) 586-3567